Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of this 1st day of August, 2006 (the “Effective Date”), by and between MonoSol RX, LLC (the “Company”), and Pradeep Sanghvi, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Vice President – Pharmaceutical Development, and Executive is willing to accept such employment by the Company, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive desire that the terms of this Agreement begin on the Effective date set forth above; and

WHEREAS, the Company and the Executive desire to enter into this Agreement so that the rights, duties, benefits, and obligations of each regarding the Executive’s employment for and by the Company will be fully set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Employment. During the term of this Agreement, the Executive agrees to be employed by and to serve the Company as its Vice President – Pharmaceutical Development. The Executive shall report directly to the President and CEO (hereafter the “CEO”). The Executive shall: (i) devote his entire business time, energy and skill to the affairs of the Company; (ii) faithfully, loyally, and industriously perform all duties incident to the position of Vice President – Pharmaceutical Development, as well as any other duties consistent with the stature and responsibility of the Executive’s position as may from time to time be assigned by the CEO of MonoSol RX, LLC; and (iii) diligently follow and implement all policies, practices, procedures, and rules of the Company.

2.                                       Employment Term. This Agreement shall commence on the Effective Date and continue for a period of three (3) years (the “Employment Term”), unless this Agreement is earlier terminated in accordance with Section 5 hereof. The Employment Term shall be automatically extended for additional twelve-month terms without further action of either party, unless written notice of either party’s intention not to extend has been given to the other party at least sixty (60) days prior to the then-effective Employment Term. Non-extension of this Agreement shall not constitute a termination pursuant to Section 5 hereof and shall not trigger any of the obligations set forth in Section 6 hereof. In the event that either party timely decides not to extend this Agreement, the Executive shall receive his Base Salary and a pro-rated Annual Bonus of 50% of his Base Salary (provided that he and the Company satisfy the performance targets) through the last day of the Employment Term, as well as any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan.

3.                                       Compensation.

A.                                   Base Salary. As compensation for services rendered to the Company pursuant to this Agreement, the Company shall pay to Executive a base salary (the “Base Salary”) at a rate of $280,000.00 per annum, payable at a rate of $23,333.33 per month. The Base Salary will be paid in accordance with the standard payroll policies of the Company as from time to time are in effect, subject to all applicable withholdings and deductions to cover Executive contributions to, and payments under, applicable benefit and welfare plans and programs. The Base Salary shall be considered by the CEO for increase based upon the Executive’s performance and other considerations as appropriately determined by the CEO, including without limitation performance assessment, market assessment for comparable executive and employment terms and awards as may be deemed appropriate from time to time.

B.                                     Bonus.

(i)                                     Annual Bonus. In addition to the Base Salary, at the end of each twelve (12) month calendar year during the Employment Term, Executive shall be eligible, if then employed with the Company, for a bonus of 50 percent (50%) of Executive’s Base Salary, provided the Executive and the Company achieve established performance targets. Executive must be employed by the Company on the day any bonus payment is payable under this Agreement in order to receive said bonus payment. The bonus shall be paid in a single lump sum payment subject to all applicable withholdings and deductions. If the Executive and the Company exceed established performance targets, the Company may, in its sole discretion, increase the amount of the Annual Bonus. During the first calendar year of the Employment Term, seven-twelfths (7/12) of the Annual Bonus shall be based on the Executive’s base salary prior to the Effective Date and five-twelfths (5/12) Annual Bonus shall be based on the Executive’s Base Salary pursuant to this Agreement.

4.                                       Benefits.

A.                                   Executive Benefits. During the Employment Term, Executive shall be eligible to participate in such employee benefit plans as are generally available to other executive level employees of the Company. All employee benefit plans are subject to change or cancellation, from time to time, at the Company’s discretion.

B.                                     Vacation. During the Employment Term, the Executive shall be allowed to take up to four (4) weeks of vacation each calendar year. Eligibility to carry-over unused vacation days to the next year of the Employment Term shall be governed by the policies established from time to time by the Company for senior executives. The Executive shall not receive pay for any unused vacation days at the end of any year of the Employment Term or upon Termination, unless otherwise specified in Section 6.

C.                                     Sick Leave. During the Employment Term, the Executive shall be eligible for such sick leave each year of the Employment Term, commencing on the Effective Date, as shall be established from time to time by the Company for senior executives. Sick days shall not be carried over to the next year of the Employment Term. The Executive shall not receive pay for any unused sick days at the end of any Employment Term or upon any termination as described in Section 5.

D.                                    Performance Units Plan. During the Employment Term, the Executive’s eligibility, rights, obligations, and requirements for participation in the Performance Unit Plan shall be governed exclusively by the terms and conditions of the Performance Units Plan Agreement.

5.                                       Termination.

A.                                   Termination for Cause. Notwithstanding anything to the contrary contained in this Agreement, Termination for Cause may be effected by the Company at any time during the term of this Agreement by written notification to the Executive. For purposes of this Agreement, “Termination for Cause” shall mean:

(1)                                  the willful and continued failure of such Executive to perform his duties, including, without limitation, such Executive’s failure or refusal to follow the legitimate directions of the Company and/or of any of the persons to whom such Executive reports (other than any such failure resulting from his death or permanent disability); or

(2)                                  the engaging by such Executive in willful, reckless or negligent conduct in connection with his employment or other relationship which is materially detrimental to the Company; or,

(3)                                  the Executive has materially breached his obligations under Section 7 of this Agreement; or,

(4)                                  the conviction of such Executive of any felony or any crime involving moral turpitude; or,

(5)                                  such Executive’s reporting to work impaired by or under the influence of alcohol or illegal drugs; or,

(6)                                  such Executive’s engaging in the unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises; or,

(7)                                  such Executive’s engaging in sexual harassment or other violation of any harassment or discrimination law; or,

(8)                                  Executive’s commission of fraud in connection with Executive’s employment or theft, misappropriation or embezzlement of the Company’s funds, property, data, or equipment; or,

(9)                                  the use or disclosure by Executive of any confidential proprietary or trade secret information of Executive’s former employer or that Executive learned or obtained through his former employer; or,

(10)                            the use or disclosure by the Executive of any confidential proprietary or trade secret information of the company except when such disclosure is made pursuant to the directions of the Company or in accordance with Company policy; or,

(11)                            such Executive’s engaging in competitive behavior against the Company, purposely aiding or attempting to aid a competitor of the Company, or misappropriating or aiding in misappropriating a material opportunity of the Company.

All determinations of “Cause” shall be approved by the Board. If the Company elects to terminate Executive’s employment for Cause pursuant to clause (1) of the definition of “Cause” and the action or inaction prompting such termination is capable of cure, the Company shall first give Executive written notice thereof and a period of thirty (30) days (the “Cause Notice Period”) from the date of such notice to cure the action or inaction giving rise to the written notice. If such action or inaction is not cured by Executive by the end of the Cause Notice Period, as determined by the Board and communicated to the Executive in writing, such termination shall be effective upon the first day after the expiration of the Cause Notice Period. If Executive’s conduct falls within any clause of the definition of Cause other than clause (1) or it falls within clause (1) and is not curable, no notice need be given by the Company before terminating the Executive for Cause.

B.                                     Termination by Reason of Disability. This Agreement and the Executive’s employment with the Company shall terminate upon the Executive having a Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of his job under this Agreement, with or without reasonable accommodation, for a period of ninety-one (91) consecutive days or for an aggregate of one hundred twenty (120) days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or other physical or mental incapacity, as determined by a board certified physician mutually agreed to by both the Executive and the Company.

C.                                     Termination by Reason of Death. In the event of the Executive’s death, this Agreement and the Executive’s employment shall be deemed to have terminated on the date of Executive’s death.

D.                                    Voluntary Resignation. Executive may terminate this Agreement and his employment with the Company at any time, subject to providing sixty (60) days’ written notice to the Company.

E.                                      Termination Without Cause. Notwithstanding anything to the contrary contained in this Agreement, Executive’s employment may be terminated by the Company for any reason other than for Cause, Disability, or Death upon thirty (30) days written notification to the Executive.

6.                                       Obligations of the Company Upon Termination.

A.                                   Termination for Cause. In the event that the Executive’s employment under this Agreement is terminated for Cause, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to, or for the benefit of, the Executive for any period after the effective date of such termination, or to pay the Annual Bonus or any other bonus or incentive compensation for the fiscal year in which such termination occurs; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; and (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan (with the exception of any bonus and/or incentive compensation). All payments shall be subject to applicable withholdings and deductions.

B.                                     Termination By Reason of Disability. In the event that the Executive’s employment under this Agreement is terminated because of a Permanent Disability, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to, or for the benefit of, the Executive for any period after the date of such termination; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; (ii) payment equal to the Annual Bonus received by the Executive for the previous year, pro-rated for the number of days the Executive is employed during the year of termination up to the date of termination; (iii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plan; and (iv) unused vacation pay for the year in which the termination occurs.

C.                                     Termination by Reason of Death. If the employment of the Executive hereunder shall terminate because of death of the Executive, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to, or for the benefit of, the Executive for any period after the date of such termination; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; (ii) payment equal to the Annual Bonus received by the Executive for the previous year, pro-rated for the number of days the Executive is employed during the year of termination up to the date of termination; (iii) any benefits under any plans of the Company in which the Executive was a participant to the full extent of the Executive’s rights under such plans; and (iv) unused vacation pay for the year in which the termination occurs.

D.                                    Voluntary Resignation. In the event that the Executive voluntarily resigns from his employment with the Company, the Company may, at its discretion, continue the Executive’s employment with the Company for the full amount of the sixty (60) day notice period. In the event of said termination, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to, or for the benefit of, the Executive for any period after the end of said notice; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; and (ii) any benefits under any plans of the Company in which Executive is a participant, to the full extent of the Executive’s rights under such plans (with the exception of any bonus and/or incentive compensation). All payments shall be subject to applicable withholdings and deductions.

E.                                      Termination Without Cause. In the event that the Executive’s employment under this Agreement is involuntarily terminated as defined in Section 5(E) of this Agreement, the Company shall continue to provide: (i) the Base Salary for the remainder of the

Employment Term (the “Severance Period”), at such intervals as the same would have been paid had the Executive remained in the active service of the Company; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s rights under such plans (with the exception of the Annual Bonus and any other bonus and/or incentive compensation) for the Severance Period. In order to receive the payment described in this subsection 6E(i), the Executive agrees to execute a Release in the form prescribed by the Company. No payments subject to the Release shall be paid unless and until the Executive voluntarily signs and returns the Release and does not revoke same.

7.                                       Covenants of the Executive.

In order to induce the Company to enter into this Agreement and employ the Executive hereunder, the Executive hereby covenants and agrees as follows. For all purposes under this Section 7 herein, the Company’s “business” shall mean film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems.

A.                                   Non-Competition/Non-Solicitation. During the Employment Term and any extensions thereof and during the Severance Period or for two (2) years following the Executive’s termination of employment by either party for any reason, whichever is longer, Executive shall not, without the prior written consent of Company, which consent may be withheld at the sole discretion of Company: (a) engage or participate in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise with the operation, management, or conduct of any Competitor of the Company; (b) solicit, contact, interfere with, or divert, or attempt to solicit, contact, interfere with, or divert, any customer or vendor of the Company or potential customer or vendor identified by Company during the Executive’s employment and with whom the Executive had any dealings or relationship and from whom the Executive gained confidential information; or (c) solicit or attempt to solicit, directly or indirectly, any person employed by the Company at any time during the one year period prior to the Executive’s termination to resign from the Company or to join the Executive, whether as a partner, agent, employee, or otherwise, with any Competitor. The term “Competitor” as used in Sections 7(A) and 7(B) refers to any business or entity which is or plans to develop, manufacture, market, or sell any system or product designed to compete directly with the systems and products of the Company and its subsidiaries and affiliates which are under active development or are manufactured, marketed or sold.

B.                                     Confidentiality. During the Employment Term and following the termination of this Agreement for any reason the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information of the Company and its business and production operations that is obtained, observed, available or accessible to Executive during his employment, which shall not be generally known to the public (other than through the breach of this Agreement by the Executive) or recognized as standard practice (whether or not developed by Executive). Such “Confidential Information” shall include, but not be limited to, customer lists, trade secrets, sales, marketing or consignment information, vendor lists or operational resource information, forms, processes or procedures, budget and financial statements or information, files, records, documents, compilation of data, engineering drawings, computer print-outs, employee information, vendor and contractor information, confidential and proprietary information from third parties, strategic plans, methods of business, source data, research plans, system or product research, or any other data of or pertaining to the Company, its business, its systems, customers and financial affairs, or its services not generally known within Company’s trade and which was obtained by, observed by, available to, or accessible to him during his affiliation with Company Executive shall not, during his employment hereunder or after the termination of such employment, communicate or divulge any such Confidential Information to any Competitor or to any other person, firm or corporation other than Company without the express written consent of the CEO or the Board. Executive shall not make any use whatsoever of such Confidential Information, except to the extent required in order to carry out his duties as an Executive. Executive acknowledges that Confidential Information is treated as confidential by the Company, that the Company takes meaningful steps to protect the confidentiality of Confidential Information, and that Company has at all times directed Executive to maintain the confidentiality of Confidential Information. In the event the Executive is compelled by a subpoena or a valid order of a court or other governmental body to disclose Confidential information, he shall do so only to the extent of and for the purposes of such order; provided, however, that the Executive shall first notify the Company in writing of the order within a reasonable time to allow the Company to seek an appropriate protective order.

During the Employment Term, the Executive shall not remove from Company premises or retain (except to the extent required to carry out his duties as an Executive) without the express written consent of the CEO or the Board any of the Company’s Confidential Information or copies of or extracts therefrom. Immediately upon termination of this Agreement and/or the Executive’s employment, the Executive shall return all Company property, Confidential Information or copies or extracts therefrom, passwords, security or access cards, security or access codes, keys, and equipment.

C.                                     Ownership of Work Product. Executive agrees that Company shall own all intellectual property including trade secrets, patents, patentable inventions, discoveries and improvements that relate to Company’s business that Executive conceives, develops during the Employment Term or delivers to the Company while performing services pursuant to this Agreement (“Work Product”). Executive further agrees to deliver to the Company, and that the Company shall thereafter own for all purposes, all Work Product conceived or developed by the Executive relating to the business of the Company which does not otherwise belong to Employee’s former employer or to which the former employer has no legal right or claim. Executive hereby irrevocably extinguishes for the benefit of the Company and its assigns any moral right to the Work Product recognized by applicable law. All Work Product shall be considered a work made for hire by Executive and owned by Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive agrees to assign, and upon creation, thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights therein to Company, its successors and assigns. Company, its successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and any other protection available in the foregoing. For purposes hereof, a “trade secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. Executive agrees to perform, upon the reasonable request of Company and at no cost to the Company (other than travel out of pocket costs where applicable), during or after the period(s) that this Agreement remains in effect, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of Work Product, or to enforce the Company’s Work Product against third parties. When requested, Executive shall promptly and at no cost to the Company (other than travel out of pocket costs, where applicable) (a) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance, (b) obtain and aid in the enforcement of copyright and, if applicable, patents with respect to the Work Product in any countries, (c) provide testimony in connection with any enforcement proceeding or any proceeding affecting the right, title or interest of Company in any Work Product; and (d) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

D.                                    Inventions. All discoveries, designs, improvements, ideas and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Company or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Company that have been, or may be, conceived, developed or made by Executive during the Employment Term (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Company. Executive shall immediately disclose to Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by Company to perfect Company’s title thereto, or to the patents issued thereon, or to otherwise secure and protect Company’s property rights therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed or made by Executive during employment with Company. The Company acknowledges and agrees that the provisions of this paragraph shall not apply to any invention for which no equipment, supplies, facilities or trade secret (or proprietary) information of Company is used by Executive and which is developed entirely on Executive’s own time, unless (a) such invention related to the business of Company or to Company’s actual or demonstrably anticipated research or development; or (b) such invention results from any work performed by Executive for Company.

E.                                      Acknowledgment. Executive acknowledges that all of the restrictions set forth in this Section entitled “Covenants of the Executive” are reasonable in scope, both individually and in the aggregate, and essential to the preservation of Company’s business and proprietary properties and that the enforcement thereof will not in any manner preclude Executive, in the event of Executive’s termination of employment with Company for any reason, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect. The Company and the Executive further agree that if any particular provision or portion of this Section 7 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive also agree that in the even that any restriction herein shall be found to be void or unenforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and enforceable to the fullest extent possible consonant with applicable law.

F.                                      Representations and Warranties. Executive represents and warrants to the Company as follows: (a) Executive is under no contractual or other restriction or obligation which may conflict with or be inconsistent with the execution of this Agreement or with the performing of any duties for Company, or any other rights of Company; (b) neither Company nor any of its affiliates nor any of their respective officers, directors, employees, agents or employees has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

G.                                     Severability. All of the covenants of Executive contained in this Section entitled “Covenants of the Executive” shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. Both parties hereby expressly agree that it is not the intention of either party to violate any public policy, statutory or common law. If any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

H.                                    Remedies. The Executive agrees that irreparable harm would result from any breach by Executive of the covenants of this Section 7 in particular, and this Agreement in general, and that monetary damages alone would not provide the Company adequate relief for any such breach. Accordingly, if Executive breaches any covenant in this Section 7, the parties acknowledge that equitable or injunctive relief in favor of the Company is a proper remedy, and nothing in this Agreement shall be construed as precluding the Company from seeking such equitable or injunctive relief in a court of competent jurisdiction for Executive’s violations of Section 7. Any award of equitable or injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages that may have resulted from a breach of the covenants of this Agreement. Any waiver or failure to seek enforcement or remedy for any breach or suspected breach of any covenant of Executive in this Agreement shall not be deemed a waiver of such provision, in the future. Furthermore, the existence of any claim of Executive against the Company, whether based upon this Agreement or otherwise, shall not operate. as a defense to the Company’s enforcement of any provision of this Agreement. Proceedings seeking equitable and injunctive relief to enforce the terms of this Section 7 may be brought in any court of competent jurisdiction.

8.                                       Attorneys’ Fees. In any action brought by any party under this Agreement to enforce any of its terms, or any appeal therefrom, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees.

9.                                       Cooperation. Executive agrees that during the Employment Term and any extension, and after his termination of employment for any reason, whether initiated by the Company or by the Executive, he shall cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving the Company, its affiliates and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.

10.                                 Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully paid, certified mail, return receipt requested, addressed to the following address:

If to the Company:                                             Keith Kendall
Chief Financial Officer
MonoSol Rx LLC
30 Technology Drive
Warren Township, NJ 07059

If to the Executive:                                             Pradeep Sanghvi
7409 Bell Street
Schererville, IN 46375

Either party may change the address to which notices to such party shall be delivered personally or mailed by giving notice thereof to the other party hereto.

11.                                 Venue; Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

12.                                 Binding Effect; Assignment. Executive shall not, without the prior written consent of the Company, assign, transfer, or otherwise convey this Agreement, or any right or interest herein. This Agreement, and all rights and obligations of the Company or any of its successors, may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term “successor” shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company.

13.                                 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by all of the parties hereto; any waiver by either party with respect to any provision hereof, or the breach of any provision hereof by the other party, need be signed only by the party waiving such provision or breach; provided, further, that the waiver by either party hereto of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

14.                                 Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be illegal, invalid, or unenforceable, shall not be affected thereby.

15.                                 Construction. This Agreement was freely negotiated and shall not be construed against either party.

16.                                 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

17.                                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

18.                                 Survival. The provisions of Sections 7-11 of this Agreement shall survive any termination of this Agreement and/or the Executive’s employment by either party. The provisions of Sections 7-11 shall also survive any party’s decision not to extend this Agreement as provided in Section 2.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MonoSol RX, LLC

		By:	/s/ Keith Kendall
Keith Kendall
Date:	9/14/06		Chief Financial Officer

Pradeep Sanghvi, Individually

Date:	September 13, 2006	/s/ Pradeep Sanghvi
Pradeep Sanghvi